Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

SHF HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Type	Fee Calculation Rate Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value issuable upon conversion of the Series B Preferred Stock	457(c)	49,993,585	$3.70	$184,976,265	0.0001381		$25,545.22
Equity	Common Stock, $0.0001 par value issuable upon exercise of Series B Warrants	457(c)	1,999,544	$3.70	$7,398,313	0.0001381		1,021.70
Equity	Common Stock, $0.0001 par value issuable upon exercise of the Abaca Warrants	457(c)	250,000	$3.70	$925,000	0.0001381		127.74
Equity	Common Stock, $0.0001 par value	457(c)	37,517	$3.70	$138,813	0.0001381		19.17

Total Offering Amount					$193,438,391			$26,713.83
Total Fee Offsets							$
Net Fees Due								$26,713.83

(1)	Pursuant to Rule 416 under the Securities Act, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Based on $3,70, the average of the high and low prices for a share of common stock as reported on Nasdaq on October 14, 2025, which date is a date within five business days of the filing of the registration statement filed by the registrant for the registration of the securities listed in the table above.